Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces Order for Deepwater Semisubmersible Rig

HOUSTON, August 14, 2012 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary has entered into a contract with Jurong Shipyard of Singapore to build a moored semisubmersible rig with delivery scheduled for the second quarter of 2014. Total cost for the project is expected to be approximately $370 million, including commissioning, spares and project management, but excluding capitalized interest.

The rig, to be named the Ocean Apex, will be capable of operations in water depths up to 6,000 feet. Design specifications also include a variable deck load of 7,000 long tons, a maximum hook-load capacity of two million pounds, a 15K five-ram blowout preventer, crew quarters capacity for 140 personnel, and a deck area among the largest of any semisubmersible rig in the world.

“We continue to see significant opportunities for moored deepwater units, as evidenced by the contract recently awarded to the Ocean Onyx, our other deepwater semisubmersible currently under construction,” said Larry Dickerson, President and Chief Executive Officer of Diamond Offshore. “This project marks the continuation of Diamond’s ongoing fleet renewal program, which includes four ultra-deepwater drillships and now two deepwater semis currently on order.”

“We will construct the Ocean Apex utilizing an existing hull from a Diamond Offshore cold stacked unit. Upon delivery, we will have a rig that exceeds the specifications of a fourth-generation newbuild unit; however, it will have been constructed in approximately half the time and for a significantly lower cost. This addition to our fleet is consistent with Diamond Offshore’s long-term strategy of enhancing our fleet at attractive capital costs.”

ABOUT DIAMOND OFFSHORE

Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Diamond Offshore’s fleet of offshore drilling rigs consists of 30 semisubmersibles, seven jack-ups and one drillship, in addition to four ultra-deepwater drillships and two deepwater semisubmersibles currently under construction. For additional information and access to SEC filings, please visit the Company’s website at www.diamondoffshore.com. Diamond Offshore is a 50.4% owned subsidiary of Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements concerning future costs, sources of funds, timing of construction and delivery, rig design and capabilities, future returns and future utilization and profitability, and are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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